Exhibit 10(a) to the quarterly report on Form 10-Q of W.W. Grainger, Inc. for the quarter ended March 31, 2003

SUMMARY DESCRIPTION OF THE
2003 COMPANY MANAGEMENT INCENTIVE PROGRAM

I.	Introduction

The 2003 Company Management Incentive Program (MIP) was designed to focus on two key factors that drive improvements in shareholder value: return on invested capital (ROIC) and sales growth.

II.	Objectives

The Company MIP is designed to:

  Encourage decision-making focused on producing a constantly improving rate of ROIC and on growing the business rapidly, thus leading to improvements in shareholder value.
  Influence participants to make decisions consistent with shareholders’ interests.
  Align management with Company objectives.
  Attract and retain the talent required to achieve the Company’s objectives.

III.	Eligibility

Positions that participate in this program are those that have significant impact on the Company. Eligibility for participation in this program is based on the determination of management. Criteria for inclusion are market practice, impact of the role on overall Company results, and internal practice. Participation in this program is subject to the Terms and Conditions.

IV.	Performance Measures

Shareholder value will improve most dramatically if the Company can achieve two goals simultaneously:

1. Produce a constantly improving rate of ROIC, and
2. Grow the business rapidly.

The 2003 MIP will be based on two measures: ROIC and sales growth.

ROIC is defined as operating earnings divided by net working assets:

	ROIC =	Operating Earnings Net Working Assets

ROIC will account for 50% of a participant’s total Target Incentive.

Sales growth will be defined as year-over-year performance:

	Sales growth =	Total Company Sales, Current Year	- 1
Total Company Sales, Prior Year

Sales growth will account for 50% of a participant’s total Target Incentive.

If the 2003 Plan ROIC objective is met, 3% of each officer’s base salary will be added to and be a part of the 2003 MIP payout. The incremental 3% is for computational purposes only, and does not represent an actual increase in base salary.

V.		Target Award Opportunity
Target awards are established for each position based on the competitive market practice and internal considerations and are stated as a percentage of the employee’s base salary.

VI.		Determination Of Payment Amounts
The following process is used to determine the payment amount for each participant.

Step 1: Determine the performance results for each Company measure and the resultant performance to goal.

Step 2: Compute the appropriate percentage of target award earned for each measure. Determine the Total Percentage Payout using the following formula:

Total % Payout = (ROIC % of Target Earned X 50%) + (Sales Growth % of Target Earned X 50%)

Step 3: Calculate each participant’s incentive amount earned as follows:

Incentive Amount Earned = (Annualized Base Salary (as of 12/31) X Target Award %) X Total % Payout

Those employees who are eligible to participate for only part of the year will have their incentive amount adjusted accordingly, based on the eligibility provisions of the Terms and Conditions.

Step 4: The Compensation Committee of Management and the Compensation Committee of the Board must approve final incentive amounts.

Step 5: Once approved, final incentive amounts are forwarded to the Employee Systems Manager for payment.